Exhibit 99.1
News Release

Novelis Reports Third Quarter of Fiscal 2019 Results
Customer demand for sustainable solutions and proven operational performance deliver strong results

Third Quarter Fiscal Year 2019 Highlights

•	Net income attributable to common shareholder of $78 million; excluding special items, net income $101 million

•	Adjusted EBITDA of $322 million

•	Net Sales of $3.0 billion

•	Shipments of 800 kilotonnes

ATLANTA, February 5, 2019 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $78 million for the third quarter of fiscal year 2019, compared to $121 million in the prior year period. Excluding tax-effected special items, the company reported net income of $101 million in the third quarter of fiscal 2019, compared to $138 million in the prior year period. This decline is primarily due to a $34 million non-cash income tax benefit in the prior year resulting from the U.S. Tax Cut and Jobs Act of 2017.
Adjusted EBITDA increased six percent over the prior year to $322 million in the third quarter of fiscal 2019, primarily driven by higher shipments, favorable product portfolio mix, favorable metal costs and other cost efficiencies. Adjusted EBITDA per ton reached $403 in the quarter, as compared to $383 in the prior year period.
Net sales increased three percent over the prior year to $3.0 billion for the third quarter of fiscal 2019, driven by higher total shipments and a more favorable product mix. Shipments of flat rolled products increased one percent to 800 kilotonnes.
Demand for innovative, high-strength, lightweight aluminum solutions continues to increase as customers benefit from using a highly recyclable material that improves consumer products. Automakers are adopting more aluminum to build safer, stronger, and lighter vehicles, while beverage companies continue to innovate sustainable aluminum packaging options.
“Continued customer demand from automakers and favorable market conditions in beverage can contributed to this quarter’s strong financial results,” said Steve Fisher, President and CEO, Novelis Inc. “Our proven operational performance and strategic growth initiatives have positioned the company to make our customers more successful today and well into the future.”
The company generated $23 million of free cash flow for the third quarter of fiscal 2019, or $119 million of free cash flow before capital expenditures of $96 million. Year-to-date free cash flow before capital expenditures improved $98 million over the prior year to $337 million, driven primarily by higher Adjusted EBITDA.

(in $ millions, non-GAAP measures)	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Free cash flow	23	79	127	103
Capital expenditures	96	54	210	136
Free cash flow before capital expenditures	119	133	337	239

"With strong free cash flow generation, we are able to fund organic investments in order to supply customers for the long term,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc. “Further, our diverse global footprint and product portfolio positions us to navigate near-term global economic uncertainties while maintaining our commitment to disciplined net leverage levels.”
As of December 31, 2018, the company reported a strong liquidity position of $1.7 billion and a net leverage ratio of 2.8x.

Aleris Acquisition
On July 26, 2018, Novelis announced it signed a definitive agreement to acquire Aleris Corporation. The acquisition continues to progress and is expected to close in the third quarter of calendar year 2019, subject to customary closing conditions and regulatory approvals.

Third Quarter of Fiscal Year 2019 Earnings Conference Call
Novelis will discuss its third quarter of fiscal year 2019 results via a live webcast and conference call for investors at 7:30 a.m. ET on Tuesday, February 5, 2019. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1gquhhoy2qiet&eom. To join by telephone, dial toll-free in North America at 800 754 1366, India toll-free at 1800 266 0841 or the international toll line at +1 303 223 0120. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in ten countries, has approximately 11,000 employees and reported $11.5 billion in revenue for its 2018 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our ability to navigate global economic uncertainties while maintaining committed net leverage. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments or divestitures, including the pending acquisition of Aleris Corporation; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net sales	$3,009	$2,933	$9,242	$8,396
Cost of goods sold (exclusive of depreciation and amortization)	2,568	2,490	7,816	7,100
Selling, general and administrative expenses	129	122	373	341
Depreciation and amortization	88	86	260	267
Interest expense and amortization of debt issuance costs	67	64	201	192
Research and development expenses	18	17	50	48
Restructuring and impairment, net	1	25	2	33
Gain on sale of a business, net	—	—	—	(318)
Equity in net (income) loss of non-consolidated affiliates	(1)	—	(2)	1
Other expenses, net	10	4	33	40
Business acquisition and other integration related costs	14	—	24	—
	2,894	2,808	8,757	7,704
Income before income taxes	115	125	485	692
Income tax provision	37	20	154	179
Net income	78	105	331	513
Net loss attributable to noncontrolling interests	—	(16)	—	(16)
Net income attributable to our common shareholder	$78	$121	$331	$529

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	December 31, 2018	March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$797	$920
Accounts receivable, net
— third parties (net of uncollectible accounts of $6 and $7 as of December 31, 2018 and March 31, 2018, respectively)	1,370	1,353
— related parties	169	242
Inventories	1,716	1,560
Prepaid expenses and other current assets	150	125
Fair value of derivative instruments	173	159
Assets held for sale	5	5
Total current assets	4,380	4,364
Property, plant and equipment, net	3,276	3,110
Goodwill	607	607
Intangible assets, net	366	410
Investment in and advances to non–consolidated affiliates	810	849
Deferred income tax assets	72	75
Other long–term assets
— third parties	94	97
— related parties	—	3
Total assets	$9,605	$9,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$32	$121
Short–term borrowings	153	49
Accounts payable
— third parties	2,032	2,051
— related parties	147	205
Fair value of derivative instruments	111	106
Accrued expenses and other current liabilities	525	591
Total current liabilities	3,000	3,123
Long–term debt, net of current portion	4,329	4,336
Deferred income tax liabilities	171	164
Accrued postretirement benefits	802	825
Other long–term liabilities	223	244
Total liabilities	8,525	8,692
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2018 and March 31, 2018	—	—
Additional paid–in capital	1,404	1,404
Accumulated equity (deficit)	100	(283)
Accumulated other comprehensive loss	(389)	(261)
Total equity of our common shareholder	1,115	860
Noncontrolling interests	(35)	(37)
Total equity	1,080	823
Total liabilities and equity	$9,605	$9,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended December 31,
	2018	2017
OPERATING ACTIVITIES
Net income	$331	$513
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	260	267
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(4)	4
Gain on sale of business	—	(318)
Loss on sale of assets	4	4
Impairment charges	—	15
Deferred income taxes, net	38	41
Equity in net (gain) loss of non-consolidated affiliates	(2)	1
Loss on foreign exchange remeasurement of debt	—	3
Amortization of debt issuance costs and carrying value adjustments	14	15
Other, net	(1)	(1)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	—	(413)
Inventories	(214)	(175)
Accounts payable	(17)	221
Other current assets	(31)	24
Other current liabilities	(58)	12
Other noncurrent assets	1	(4)
Other noncurrent liabilities	3	18
Net cash provided by operating activities	324	227
INVESTING ACTIVITIES
Capital expenditures	(210)	(136)
Acquisition of assets under a capital lease	(239)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	1
Proceeds from the sale of a business	—	314
Proceeds from investment in and advances to non-consolidated affiliates, net	1	9
Outflows from the settlement of derivative instruments, net	2	(18)
Other	10	10
Net cash (used in) provided by investing activities	(434)	180
FINANCING ACTIVITIES
Principal payments of long-term and short-term borrowings	(95)	(138)
Revolving credit facilities and other, net	109	(140)
Debt issuance costs	(2)	(5)
Net cash provided by (used in) financing activities	12	(283)
Net (decrease) increase in cash, cash equivalents and restricted cash	(98)	124
Effect of exchange rate changes on cash	(25)	39
Cash, cash equivalents and restricted cash — beginning of period	932	604
Cash, cash equivalents and restricted cash — end of period	$809	$767

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three and nine months ended December 31, 2018 and 2017.

(in millions)	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to our common shareholder	$78	$121	$331	$529
Noncontrolling interests	—	(16)	—	(16)
Income tax provision	37	20	154	179
Interest, net	64	62	193	186
Depreciation and amortization	88	86	260	267
EBITDA	267	273	938	1,145

Unrealized losses (gains) on change in fair value of derivative instruments, net	6	(15)	9	(13)
Realized losses (gains) on derivative instruments not included in segment income	—	1	(1)	—
Adjustment to reconcile proportional consolidation	14	17	45	33
Loss on sale of fixed assets	2	2	4	4
Restructuring and impairment, net	1	25	2	33
Gain on sale of a business, net (A)	—	—	—	(318)
Metal price lag expense (income)	13	(1)	(21)	5
Business acquisition and other integration costs (B)	14	—	24	—
Other, net	5	3	11	7
Adjusted EBITDA	$322	$305	$1,011	$896
 _________________________

(A)	In September 2017, Novelis Korea, Ltd, a subsidiary of Novelis, sold a portion of its shares in Ulsan Aluminum, Ltd., which resulted in a gain.

(B)
Effective in the second quarter of fiscal 2019, management removed the impact of business acquisition and other integration costs from Adjusted EBITDA in order to enhance the visibility of the underlying operating performance of the Company. The impact of "Business acquisition and other integration costs", which are costs presented above associated with our pending acquisition of Aleris, is now reported as a separate line item in this reconciliation and on our condensed consolidated statement of operations. This change in presentation does not impact our condensed consolidated financial statements.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the nine months ended December 31, 2018 and 2017.

(in millions)	Nine Months Ended December 31,
	2018	2017
Net cash provided by operating activities	$324	$227
Net cash (used in) provided by investing activities	(434)	180
Plus: Cash used in the acquisition of assets under a capital lease	239	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(2)	(304)
Free cash flow (A)	$127	$103
_________________________

(A)
Effective in the second quarter of fiscal 2019, management clarified the definition of "Free cash flow" (a non-GAAP measure) to exclude the impact of cash outflows related to the "Acquisition of assets under a capital lease".  This change further enables users of the financial statements to understand cash generated internally by the Company. This change does not impact the condensed consolidated financial statements or prior periods reported.

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of December 31, 2018 and March 31, 2018.

(in millions)	December 31, 2018	March 31, 2018
Cash and cash equivalents	$797	$920
Availability under committed credit facilities	884	998
Total liquidity	$1,681	$1,918

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to our common shareholder	$78	$121	$331	$529
Special Items:
Business acquisition and other integration related costs	14	—	24	—
Gain on sale of a business	—	—	—	(318)
Metal price lag expense (income)	13	(1)	(21)	5
Restructuring and impairment, net	1	25	2	33
Tax effect on special items	(5)	(7)	2	70
Net income attributable to our common shareholder, excluding special items	$101	$138	$338	$319

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$125	$48	$49	$100	$—	$322

Shipments (in kt)
Rolled products - third party	279	206	176	139	—	800
Rolled products - intersegment	—	5	6	3	(14)	—
Total rolled products	279	211	182	142	(14)	800

Selected Operating Results Three Months Ended December 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$111	$50	$43	$107	$(6)	$305

Shipments (in kt)
Rolled products - third party	268	217	173	138	—	796
Rolled products - intersegment	1	5	4	8	(18)	—
Total rolled products	269	222	177	146	(18)	796

Selected Operating Results Nine Months Ended December 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$395	$170	$151	$295	$—	$1,011

Shipments (in kt)
Rolled products - third party	848	656	514	386	—	2,404
Rolled products - intersegment	—	16	11	8	(35)	—
Total rolled products	848	672	525	394	(35)	2,404

Selected Operating Results Nine Months Ended December 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$351	$158	$124	$269	$(6)	$896

Shipments (in kt)
Rolled products - third party	809	682	527	365	—	2,383
Rolled products - intersegment	7	12	10	22	(51)	—
Total rolled products	816	694	537	387	(51)	2,383